Exhibit 23.3

Consent of Independent Auditors

The Board of Directors
Mission Providence Pty Limited:

We consent to the incorporation by reference in the registration statement (No. 333-212888); (No. 333-183339); (No. 333-166978); (No. 333-151079); (No. 333-135126); (No. 333-145843) on Form S-8 of The Providence Service Corporation of our report dated March 10, 2017, with respect to the statements of financial position of Mission Providence Pty Limited as of December 31, 2016 and 2015, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2016 and the period from November 10, 2014 to December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10-K of The Providence Service Corporation.

/s/ KPMG

Sydney, Australia
March 10, 2017